For Immediate Release	Contact:	Jeffrey Lloyd Sitrick and Company Inc. Jeff_lloyd@sitrick.com (310) 788-2850

AMERCO RE-AUDITING WORK PERFORMED BY PwC
Potential Exists for Restatement of Prior Periods
Cooperating with SEC Fact Finding Investigation

Reno, Nev. May 12, 2003 — AMERCO (Nasdaq: UHAL), parent company of U-Haul International, Inc., re-confirmed today that the Audit Committee of the Company’s Board of Directors has requested that BDO Seidman (BDO), the audit firm that replaced PricewaterhouseCoopers (PwC), re-audit the financial statements of AMERCO and its subsidiaries for the fiscal years 2001 and 2002.

In connection with this re-audit, BDO has identified prior period adjustments related to insurance reserves at AMERCO and its subsidiary, Republic Western Insurance Company (RepWest), as well as other insurance company related adjustments. This process is well underway, and it is anticipated that any adjustments will be determined over the next few weeks with the final adjustments and resulting restatements, if required, reported in the Form 10-K, which will be filed by the Company in late June 2003 for the fiscal year-ended March 31, 2003. As previously announced, RepWest is exiting non-U-Haul-related lines of business, which may result in near term losses at RepWest as those lines are eliminated.

On May 7, 2003, AMERCO received notice from PwC that PwC’s most recent audit report should no longer be associated with AMERCO’s fiscal 2001 and 2002 financial statements. PwC has informed AMERCO that this action is required under accounting profession independence standards as a result of AMERCO’s claims against PwC, and PwC has identified no issues regarding the accuracy of the subject financial statements.

AMERCO believes this action by PwC is clearly not required, and that it has been undertaken by PwC in retaliation for AMERCO’s assertion of claims against PWC, consistent with PwC’s pattern of protecting its own interests at the expense of AMERCO. In any event, PwC’s most recent audit report will be superseded by BDO’s report on the restated financial statements for fiscal 2001 and 2002.

     On April 18, 2003, the Company filed a lawsuit against PwC claiming damages in excess of $2.5 billion as a result of the negligent, fraudulent and tortuous conduct of PwC during the last seven years of its audit engagement. The Company’s claims against PwC may be expanded if the financial statement adjustments and potential restatements are realized. AMERCO terminated PwC as its auditor on July 17, 2002.

     Dr. Douglas Carmichael, prior to his recent appointment as Chief Auditor and Director of Professional Standards for the Public Company Accounting Oversight Board, reviewed the conduct of PwC and its relationship with AMERCO. Dr. Carmichael concluded that “PwC improperly placed its own interests ahead of its client’s in violation of the industry’s ethical and professional principles” and “violated each and every duty owed to AMERCO, its lenders, governmental agencies and the public.”

     AMERCO also said today that the Securities and Exchange Commission (“SEC”) has been conducting what the SEC has referred to as a “fact-finding inquiry” regarding its financial statements. The Company believes that this investigation is a result of erroneous advice that it accepted from PwC. Joe Shoen, AMERCO’s Chairman of the Board, said the Company is cooperating fully with the SEC and is facilitating the expeditious review of its financial statements and any other issues that may arise.

AMERCO is represented in the SEC investigation by Theodore Sonde, a former senior SEC enforcement official, now with the Washington, DC law firm of Crowell & Moring, LLP. Mr. Sonde stated that the SEC investigation was “not surprising, given that the Company had restated certain financial statements, discharged its former auditors and retained new independent accountants, all within the past year.”

The Company does not believe that the SEC investigation will have a material adverse impact on its financial condition or results of operations. The SEC has issued subpoenas to the Company requesting that it produce documents and other materials, and the Company is assembling and producing those materials to the Staff. The SEC began its investigation by issuing a subpoena to PwC two months before prior to requesting information from the Company.

AMERCO is the parent company of U-Haul International, Inc., Republic Western Insurance Company, Oxford Life Insurance Company and Amerco Real Estate Company. For more information about AMERCO, visit http://www.uhaul.com/.

Certain of the statements made in this press release constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include statements related to the SEC investigation and the ultimate outcome of the re-audit. The results of the SEC investigation and the re-audit could differ materially from that currently anticipated, since the re-audit has not yet been completed and the results of any government investigations are difficult to ascertain in advance.